Exhibit 99.1

PRESS RELEASE June 6, 2005 For Immediate Release

ARROWHEAD REVISES COMMERCIALIZATION STRATEGY WITH RESPECT TO

PATENTS LICENSED TO MAJORITY-OWNED SUBSIDIARY,

NANOTECHNICA, INC.

Pasadena, California – (Businesswire) – June 6, 2005 - Arrowhead Research Corporation (NASDAQ: ARWR) announced today that a majority of the shareholders of Nanotechnica, Inc. have voted to dissolve Nanotechnica, Inc. In light of the dissolution, Arrowhead will not make contemplated additional capital contributions of $16 million to Nanotechnica.

A portion of Nanotechnica’s intellectual property portfolio covering microfluidic-based devices has been transferred to Arrowhead. “Arrowhead intends to pursue a more cost-effective approach to integrating microfluidics with nanoscale devices and to commercializing this promising technology,” said R. Bruce Stewart, President of Arrowhead.

About Arrowhead Research Corporation

Arrowhead Research Corporation is a diversified nanotechnology company structured to commercialize products expected to have revolutionary impacts on a variety of industries including materials, electronics, life sciences, and energy.

There are three strategic components to Arrowhead’s business model:

•	Outsourced R&D Program: Arrowhead identifies patented or patent pending technologies at universities or government labs and funds additional development of those technologies in exchange for exclusive rights to commercialize the resulting prototypes. Leveraging the resources and infrastructure of these institutions provides Arrowhead with a highly cost-effective development pipeline. Currently, Arrowhead is supporting efforts in stem cell technology, nanomaterials, nanoelectronics, and nanobiotools at the California Institute of Technology and Stanford University.

•	Commercialization Program: After prototypes have been sufficiently developed in the laboratories, Arrowhead forms or acquires majority-owned subsidiaries to commercialize the technology and provides the subsidiaries with strategic, managerial, and operational support. At present, Arrowhead owns majority interest in subsidiaries commercializing diverse technologies including anti-cancer drugs, RNAi therapeutics and compound semiconductor materials.

•	The Patent Toolbox: Arrowhead has acquired or exclusively licensed patents and patent applications covering a broad range of nanotechnology. The Company is actively seeking to add to this intellectual property portfolio.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-KSB, recent and forthcoming Quarterly Reports on Form 10-QSB, recent Current Reports on Forms 8-K, our Registration Statements on Form S-3, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact

R. Bruce Stewart, President

Telephone: 626.792.5549

Email: bruce@arrowres.com